                                                               Exhibit 99(d)(3)


                            CONSULTING, NONDISCLOSURE
                          AND NONCOMPETITION AGREEMENT


      This  Consulting,   Nondisclosure  and  Noncompetition  Agreement  (this
"Agreement"), is made as of February 22, 2001, by and among Luxottica Group S.p.A., an Italian corporation ("Parent"), Sunglass Hut International, Inc., a Florida corporation (the "Company") and James N. Hauslein ("Consultant").


                                 R E C I T A L S

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among the Company, Parent and Shade Acquisition Corp., a Florida corporation and a subsidiary of Parent (the "Purchaser");

WHEREAS, upon the fulfillment of the terms and conditions of the Merger Agreement, the Purchaser shall be merged with and into the Company, and the Company shall continue as the surviving corporation (the "Merger");

WHEREAS, upon the consummation of the Merger, the Company desires to employ the time and expertise of Consultant as a consultant and not as an employee; and

WHEREAS, Consultant agrees to provide certain consulting services for such purpose.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.1 DEFINITIONS. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

                                   ARTICLE II

                            ENGAGEMENT AS CONSULTANT

      Section 2.1 GENERAL. Parent and the Company hereby engage Consultant and Consultant hereby accepts such engagement, subject to the terms and conditions herein contained.

      Section 2.2 TERM. This Agreement shall be effective as of the Effective Time, and the term of this Agreement (the "Consulting Period") shall continue for five (5) years, unless earlier terminated or extended under this Agreement or changed in writing by the parties hereto. None of Parent, the Company and Consultant shall have any rights, duties or obligations hereunder prior to the Effective Time. In the event that the Merger Agreement is terminated, none of Parent, the Company and Consultant shall have any rights, duties or obligations hereunder from and after any such termination.

      Section 2.3 DUTIES. Consultant hereby agrees to provide to Parent and/or the Company the following services (the "Services") from time to time, as reasonably requested by Parent and/or the Company:

            (a) assistance in finding, analyzing, negotiating and consummating the acquisition of other businesses or entities;

            (b) strategic planning advice and assistance regarding the expansion of the business of the Company;

            (c) advice and assistance regarding potential new business relationships and financial analysis of potential new projects;

            (d) advice and assistance in finding, structuring, negotiating and consummating financing and capital investment transactions; and

            (e) other general investment, consulting, strategic planning and management services.

      Section 2.4 LOCATION. The Services shall be rendered from Consultant's offices in the State of Florida or from such other locations Parent and the Consultant may agree upon.

      Section 2.5 AVAILABILITY. Consultant shall devote such number of hours per week to performing the Services during the Consulting Period as Parent and/or the Company shall reasonably request, it being understood and agreed that Consultant shall not be required to devote all of his business time to his services hereunder.

      Section 2.6 COMPENSATION. As compensation for the Services rendered to the Company by Consultant hereunder during the Consulting Period, Consultant shall receive from the Company a fee of $250,000 per month during the Consulting Period. The first such monthly fee shall be paid on the first day of the first calendar month next succeeding the Effective Time and each subsequent monthly fee shall be paid on the first calendar day of each succeeding month. If Consultant breaches or violates, in any material respect, any of his covenants set forth in this Article II, in Article IV or in Article V, and such breach or violation continues for not less than thirty (30) days after Parent or the Company gives him notice thereof, then, in addition to all other rights and remedies to which Parent or the Company would be entitled in connection therewith, the Company shall thereupon and thereafter have no obligation to pay Consultant any compensation.


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      Section 2.7 EXPENSES. Upon receipt of an itemized expense report (along with receipts), the Company shall promptly reimburse Consultant for reasonable expenses (including business travel, entertainment and professional publications expenses) incurred in connection with the performance of Consultant's duties hereunder.

      Section 2.8 INDEPENDENT CONTRACTOR. Consultant shall perform the Services as an independent contractor and not as an employee of the Company, and Consultant shall be responsible for all taxes in respect of compensation paid to Consultant hereunder, including without limitation, self-employment taxes. Consultant shall provide to the Company a Form W-9 consistent with the foregoing, and if he does not so provide a Form W-9, the Company shall be entitled to withhold the required amounts under applicable laws from payments to Consultant.

      Section 2.9 TERMINATION.

            (a) EVENTS OF TERMINATION. The Consulting Period will also terminate earlier in the event of Consultant's death or disability. For purposes of this Agreement, "disability" means the inability of Consultant to substantially perform the Services for 90 days out of 180 consecutive days as a result of a physical or mental illness.

            (b) OBLIGATIONS FOLLOWING TERMINATION OF THE CONSULTING PERIOD. Following termination of the Consulting Period under the circumstances described in Section 2.9(a) hereof, the Company will pay to Consultant in accordance with its regular payroll practices the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Consultant now has or hereafter may have hereunder against the Company. In the event the Consulting Period is terminated pursuant to Section 2.9(a) hereof, Consultant or Consultant's estate, as the case may be, shall be entitled to all accrued and unpaid compensation and expenses owed under Sections 2.6 and 2.7 hereof through the date of death, or date of termination for disability, pursuant to Section 2.9(a) hereof.

                                  ARTICLE III

                                ACKNOWLEDGEMENTS

      Section 3.1 ACKNOWLEDGMENTS BY CONSULTANT. Consultant acknowledges that:

            (a) Consultant has served as Chairman of the Board of Directors and Chief Executive Officer of the Company and, as such, has occupied a position of trust and confidence with the Company and its direct and indirect subsidiaries (collectively, the "Acquired Companies"), has become special, unique and extraordinary with respect to the Acquired Companies, and has become familiar with the following, any and all of which constitute confidential information of the Acquired Companies (collectively, the "Confidential Information"):

            (i) any and all trade secrets concerning the business and affairs of the Acquired Companies, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, customer and client lists, current and anticipated customer requirements, price lists, market studies, business plans,



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      computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information of the Acquired Companies and any other information, however documented, of the Acquired Companies that is a trade secret under applicable law;

            (ii) any and all information concerning the business and affairs of the Acquired Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names, backgrounds and remuneration and other terms and conditions of employment of key personnel, strategic plans and business relationships, marketing plans, potential acquisitions and the identity of competitors) however documented; and

            (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Acquired Companies containing or based, in whole or in part, on any information included in the foregoing;

            (b) the business of Parent and the Acquired Companies is international in scope;

            (c) Parent and the Acquired Companies compete with other businesses that are or could be located in any part of the world;

            (d) Parent has required that Consultant make the covenants set forth in Articles IV and V of this Agreement as a condition to the consummation of the transactions contemplated by the Merger Agreement;

            (e) Consultant has agreed to make the covenants set forth in Articles IV and V of this Agreement in order to induce Parent and Purchaser to enter into the Merger Agreement and perform its obligations thereunder;

            (f) the provisions of Articles IV and V of this Agreement are reasonable and necessary to protect and preserve the legitimate business interest of Parent and the Acquired Companies; and

            (g) Parent and the Acquired Companies would be irreparably damaged if Consultant were to breach the covenants set forth in Articles IV and V of this Agreement.

                                   ARTICLE IV

                                  NONDISCLOSURE

      Section 4.1 NONDISCLOSURE. Consultant acknowledges and agrees that all Confidential Information (defined below) known or obtained by Consultant whether before or after the date hereof, is the property of Parent and the Acquired Companies. Therefore, Consultant agrees that Consultant will not, at any time after the Effective Time, directly or indirectly, communicate, disclose or disseminate any Confidential Information to any unauthorized natural person, firm,



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individual, business trust, trust, association, corporation, partnership, limited liability company, joint venture, company, unincorporated entity or Governmental Entity (each, a "Person") or use for his own account or for the benefit of any third party (other than Parent or the Company in connection with his services hereunder) any Confidential Information, whether Consultant has such information in Consultant's memory or embodied in writing or other physical form, without Parent's written consent, unless the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Consultant's fault, and other than to the extent otherwise required by applicable law. Consultant agrees to deliver to Parent at the Effective Time, and at any time or from time to time thereafter as Parent may request, until the end of the Consulting Period, all Confidential Information that Consultant may then possess or have under Consultant's control.

      Section 4.2 CONFIDENTIAL INFORMATION DEFINED. Confidential Information means any and all information (oral or written) relating to the Company or any person controlling, controlled by, or under common control with the Company or any of their respective activities, including but not limited to, information relating to: discoveries, innovations, chemistry, patents, patent applications, know how, secret processes, research, test procedures and results, machinery and equipment; manufacturing processes; financial information; products; identify and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; trademarks and trademarks registrations; and copyrights and copyright registrations, except such information which can be shown by Consultant to be generally in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain), other than as a result of breach of the provisions of Section 4.1 hereof.

                                   ARTICLE V

                             COVENANT NOT TO COMPETE

      Section 5.1 COVENANT NOT TO COMPETE. As an inducement for Parent to enter into the Merger Agreement, Consultant agrees that:

            (a) commencing on the Effective Time and for a period of five (5) years thereafter:

            (i) Consultant will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Consultant's name or any similar name to, lend Consultant's credit to, or render services or advice to, any Competitive Business (as defined below) anywhere within the world; provided, however, that Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any foreign, national, or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Consultant agrees that this covenant is reasonable with respect to its duration, geographical area, and scope;



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            (ii) Consultant will not, directly or indirectly, either for himself or any other Person:

            (A) induce or attempt to induce any employee of Parent or any of the Acquired Companies to leave the employ thereof,

            (B) in any way interfere with the relationship between Parent or any of the Acquired Companies and any employee thereof in a manner that is materially adverse to such relationship,

            (C) employ or otherwise engage, as an employee, independent contractor, or otherwise, any employee of Parent or any of the Acquired Companies or any person who shall have been an employee of Parent or any of the Acquired Companies within the six months immediately preceding; or

            (D) induce or attempt to induce any customer, client, supplier, licensee, or business relation of Parent or any of the Acquired Companies to cease doing business therewith, or in any way interfere with the relationship between any customer, client, supplier, licensee, or business relation of Parent or any of the Acquired Companies in a manner that is materially adverse to such relationship;

            (iii) Consultant will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to Consultant to be a customer or client of Parent or any of the Acquired Companies, whether or not Consultant had personal contact with such Person, with the view to promoting any Competitive Business;

            (b) In the event of a breach by Consultant of any covenant set forth in Section 5.1(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach;

            (c) Consultant will not, at any time during or after the foregoing five year period, disparage Parent or any of the Acquired Companies, or any of their shareholders, directors, officers, employees, or agents in a manner that is not inadvertent and is reasonably likely to have material adverse consequences for the person or entity so disparaged;

            (d) Consultant will, for a period of five years after the Effective Time, and within ten days after accepting any employment with any other Person, advise Parent of the identity of any such Person. Parent may serve notice upon any such Person that Consultant is bound by this Agreement and furnish any such Person with a copy of this Agreement or relevant portions thereof;

            (e) As used herein, the term "Competitive Business" means any enterprise that engages in:

            (i) the manufacture and wholesale and/or retail distribution of eyeglass frames and/or sunglasses;



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            (ii) the ownership or operation of retail stores or licensed departments that offer for sale sunglasses, including but not limited to, chain and individual sunglass specialty stores, department stores, optical chains and sporting goods specialty stores;

            (iii) the ownership or operation of retail stores or licensed departments that offer for sale watches, including but not limited to, chain and individual watch specialty stores, department stores, catalog showrooms and jewelry stores;

            (iv) the ownership or operation of mass merchandisers that offer for sale sunglasses and/or watches, including but not limited to, catalog showrooms, warehouse clubs, discount stores and drug stores;

            (v) the ownership or operation of retail stores or licensed departments that combines sunglasses and watches in a unified format;

            (vi) the development of brands of sunglass and watch products; or

            (vii) the ownership or operation of web sites that offer for sale sunglasses and watches.

                                   ARTICLE VI

                                    INDEMNITY

      Section 6.1 GENERAL. (a) Consultant agrees to defend, indemnify and hold harmless Parent, the Company, their affiliates and their respective partners, directors, principal, agents, employees, and officers (each, individually, a "Company Party" and, collectively, the "Company Parties") from any loss, damage, liability, cost or expense resulting or caused by (i) any negligent act or omission or willful misconduct of Consultant; (ii) any breach or default by Consultant in the performance of this Agreement; (iii) claims for personal injury or property damage arising from Consultant's performance of the Services under this Agreement; or (iv) any claim by an employee or subcontractor of Consultant against Consultant and/or the Company Parties. Consultant will not indemnify, defend or hold harmless the Company when the Company has committed a negligent act, omission or misconduct which is a cause of the claimed liability or damage.

            (b) The Company agrees to defend, indemnify and hold harmless the Consultant from any loss, damage, liability, cost or expense resulting or caused by (i) any negligent act or omission or willful misconduct of any of the Company Parties or (ii) any claim by an employee or subcontractor of a Company Party against a Company Party and/or the Consultant. The Company will not indemnify, defend or hold harmless the Consultant when the Consultant has committed a negligent act, omission or misconduct which is a cause of the claimed liability or damage.

      Section 6.2 SURVIVAL. The covenants and agreements of Consultant contained in Articles IV, V and VI of this Agreement and of the Company contained in
Article VI of this Agreement shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.



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                                  ARTICLE VII

                               GENERAL PROVISIONS

      Section 7.1 REMEDIES. If Consultant breaches the covenants set forth in Articles IV or V of this Agreement, neither Parent nor the Company will be precluded from the recovery of any form of relief authorized by applicable law to which Parent or the Company proves itself entitled, but in no event shall Consultant be precluded from the presentation of any defenses, affirmative defenses, or counterclaims or cross-claims available in response to any claim(s) properly presented by Parent or the Company. Parent, the Company and Consultant each additionally agree that in the event a party seeks equitable relief as provided in Section 7.2 of this Agreement, no party will be obligated to post any bond or other security in connection with such application.

      Section 7.2 NOTICE AND OPPORTUNITY TO CURE: CLAIMS FOR INJUNCTIVE RELIEF.

            (a) In the event that any party to this Agreement reasonably believes that action is necessary to vindicate the party's right(s) in respect of this Agreement, the aggrieved party agrees to give the other party(ies) written notice of the party's concern(s) prior to the initiation of any adversarial proceeding. Such written notice shall state in reasonable detail the particular act(s) or failure(s) to act that constitute the basis for the party's concern(s) and shall be delivered to all interested parties to this Agreement in the manner provided in Section 7.9. Where reasonable under the circumstances, the parties after delivery of the initial written notice agree to attempt the non-adversarial resolution of the concern(s), in no event waiving any party's alternative opportunity(ies) to seek redress as provided in the Agreement.

            (b) Any action or proceeding initiated by any party to this Agreement seeking any form of temporary or preliminary injunctive relief connected with this Agreement may be brought against any of the parties in the courts of the State of New York or, if the party has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence, may be served on any party anywhere in the world.

      Section 7.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Parent, the Company and Consultant and will inure to the benefit of Parent, the Company, their respective affiliates, successors and permitted assigns, Consultant and Consultant's permitted assigns and legal representatives; provided, however, that the Acquired Companies shall be deemed to be third-party beneficiaries of the covenants set forth in Articles IV and V hereof, and shall be entitled to enforce such covenants in accordance with the terms thereof.

      Section 7.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right,


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power, or privilege. To the maximum extent permitted by applicable law:

            (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties;

            (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

            (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

      Section 7.5 GOVERNING LAW. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

      Section 7.6 SEVERABILITY. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Articles IV or V of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Consultant.

      Section 7.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      Section 7.8 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

      Section 7.9 NOTICES. All notices, requests, demands, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):




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                  If to Parent or the Company, to:

                        Via Valcozzena, 10
                        Agordo (Belluno) 32021
                        Italy
                        Attention: Chief Executive Officer
                        Facsimile No.: 39-0437-63840

                   with a copy to:

                        Winston & Strawn
                        200 Park Avenue
                        New York, New York 10166
                        Attention: Jonathan Goldstein
                                   Daniel A. Ninivaggi
                        Facsimile No.: (212) 294-4700

                  If to Consultant, to:

                        James N. Hauslein
                        165 South Beach Road
                        Hopesound, FL 33455
                        Facsimile No.: (561) 546-6109

                  with a copy to:

                        Greenberg Traurig
                        One East Camelback Road, Suite 1100
                        Phoenix, Arizona 85012
                        Attention: Bruce E. Macdonough
                        Facsimile No.: (602) 263-2350


      Section 7.10 ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings among Parent, the Company and Consultant with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party or parties to be charged with the amendment.

      Section 7.11 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that Parent and the Company shall be entitled to assign this Agreement and all of their respective rights, duties and obligations hereunder to a subsidiary or affiliate of Parent or the Company, or to another party in the event that any such assignment shall be effected in connection with the acquisition of in excess of a majority of the outstanding capital stock of Parent, the merger or consolidation of Parent or the Company with another corporation or other business enterprise, or the acquisition of all or



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substantially all of the assets of Parent or the Company.

      Section 7.12 NON-EXCLUSIVITY. The covenants and agreements of Consultant contained in this Agreement are in addition to, and not in lieu of, any obligations which Consultant may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, provided, that during the Consulting Period, Consultant shall not engage in any activity in violation of Articles IV or V hereof.

      Section 7.13 RIGHT TO ENTER INTO AGREEMENT. Consultant represents that he is not restricted by any type of agreement with any other company from entering into this Agreement.


                            [Signature page follows]



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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.


                                    LUXOTTICA GROUP S.p.A.


                                    By:  /s/  Leonardo Del Vecchio
                                         -------------------------------------
                                         Name: Leonardo Del Vecchio
                                         Title: Chairman


                                    SUNGLASS HUT INTERNATIONAL, INC.

                                    By:  /s/ James N. Hauslein
                                         -------------------------------------
                                         Name: James N. Hauslein
                                         Title: Chairman of the Board


                                    CONSULTANT


                                    /s/ James N. Hauslein
                                    ------------------------------
                                    James N. Hauslein





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